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                                                                    EXHIBIT 12.1

                Computation of Ratio of Earnings to Fixed Charges
                          (in thousands, except ratios)


                                                            Fiscal Year Ended August                    Thirty-six week period ended
                                         -------------------------------------------------------------  ----------------------------
                                           1999          2000        2001*         2002        2003       May 8,           May 10,
                                         (52 weeks)   (52 weeks)   (52 weeks)   (53 weeks)  (52 weeks)     2004              2003
                                         ----------   ----------   ----------   ----------  ----------  ---------         ---------
Earnings:
  Income before income taxes             $ 387,783    $ 435,190    $ 287,026    $ 691,148   $ 833,007   $ 570,859         $ 499,616
  Fixed charges                             66,015       97,520      121,141       98,688     121,129      90,026            82,662
  Less: Capitalized interest                (2,762)      (2,773)      (1,380)        (437)       (791)       (465)             (458)
                                         ---------    ---------    ---------    ---------   ---------   ---------         ---------
     Adjusted earnings                   $ 451,036    $ 529,937    $ 406,787    $ 789,399   $ 953,345   $ 660,420         $ 581,820
                                         =========    =========    =========    =========   =========   =========         =========

Fixed charges:
  Gross interest expense                 $  47,117    $  77,699    $ 100,291    $  78,183   $  79,301   $  61,193         $  54,209
  Amortization of debt expense               1,206        2,209        2,377        2,283       7,334       3,445             4,715
  Interest portion of rent expense          17,692       17,612       18,473       18,222      34,494      25,388            23,738
                                         ---------    ---------    ---------    ---------   ---------   ---------         ---------
     Total fixed charges                 $  66,015    $  97,520    $ 121,141    $  98,688   $ 121,129   $  90,026         $  82,662
                                         =========    =========    =========    =========   =========   =========         =========

     Ratio of earnings to fixed charges        6.8          5.4          3.4          8.0         7.9         7.3               7.0
                                         =========    =========    =========    =========   =========   =========         =========

* Includes the impact of the pretax restructuring and impairment charges of $156.8 million in fiscal 2001.